Exhibit 99.1

Kindred Biosciences Announces Second Quarter 2018 Financial Results
San Francisco, CA (August 9, 2018) Kindred Biosciences, Inc. (NASDAQ: KIN), a commercial-stage biopharmaceutical company focused on saving and improving the lives of pets, today announced financial results for the second quarter ended June 30, 2018 and provided updates on its programs.
“We are encouraged so far by the response from veterinarians, distributors, and cat owners to the launch of Mirataz®, our first-in-class medication for the management of weight loss in cats. The initial stocking orders, units shipped, and product penetration are consistent with our expectations, and reflect broad-based demand,” stated Richard Chin, CEO of KindredBio. “Our transition to a commercial-stage company is complemented by advances across our deep pipeline.”
Development and Corporate Milestones

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On May 4, KindredBio received approval of Mirataz® (mirtazapine transdermal ointment). On July 9, the Company announced the commercial availability of Mirataz to veterinarians in the United States. All initial stocking orders have been shipped to the Company’s distribution partners, which have commenced filling customer orders.

Mirataz is the first and only transdermal medication specifically developed, and Food and Drug Administration (FDA)-approved, for the management of weight loss in cats. Weight loss in cats is a serious and potentially fatal condition that represents the leading cause of visits to the veterinarian for cats. The Company estimates that U.S. veterinarians see as many as nine million cats each year with unintended weight loss caused by varying underlying conditions, such as chronic kidney disease, cancer or diabetes. Mirataz, which is formulated with KindredBio’s proprietary Accusorb™ technology, is applied topically to the cat’s inner ear (pinna) once a day, providing a more attractive application route compared to oral administration. The product is classified as a weight gain drug and can be used in cats with various underlying diseases associated with unintended weight loss.

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The FDA has approved the safety and effectiveness technical sections for Zimeta™ (dipyrone injection) for the control of pyrexia (fever) in horses. The FDA has indicated it does not have any additional questions or requests from KindredBio regarding the CMC technical section. The pre-approval inspection, or PAI, at the contract manufacturer of Zimeta IV, occurred in July 2018, which was successful. The responses to the findings identified during an inspection in April 2018 at the contract manufacturer of the active pharmaceutical ingredient (API) dipyrone have been submitted to the FDA. The approval timeline is now dependent on FDA’s review, and given these review timelines are not fixed, approval is expected late 2018 or early 2019. Regulatory approval is subject to the typical risks inherent in such a process. Preparations for the commercial launch remain on track.

Zimeta IV is expected to be the first FDA-approved product for the control of fever in horses, a significant unmet medical condition that affects millions of horses each year.

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The pivotal field effectiveness study for Zimeta™ (dipyrone oral gel) has been completed with positive results. The target animal safety study is also complete, and the Zimeta Oral was found to be well-tolerated. KindredBio is in discussions with the FDA regarding the data required for submission and is in the process of transferring the manufacturing to the commercial manufacturer.

Zimeta Oral, which is a proprietary oral gel, is expected to expand use of the drug and build upon the success of Zimeta IV.

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KindredBio has initiated pilot effectiveness studies for fully-caninized anti-IL31 antibody and anticipates reporting top line data by the end of 2018. In addition, the Company is in the process of initiating pilot effectiveness studies for several other molecules for atopic dermatitis, including fully-caninized anti-IL17 antibody and canine anti-IL4/IL13 SINK molecule.

Atopic dermatitis is an immune-mediated inflammatory skin condition in dogs. It is one of the most common skin diseases in dogs and represents a significant unmet medical need, with the two lead products in the market expected to reach combined sales of over $500 million this year. KindredBio is pursuing a multi-pronged approach toward atopic dermatitis, with a portfolio of promising biologics.

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The pilot field effectiveness study of the enhanced version of epoCat™ (long-acting feline recombinant erythropoietin) for the control of non-regenerative anemia in cats has been initiated and enrollment is ongoing.

Anemia is a common condition in older cats which is often associated with chronic kidney disease, resulting in decreased levels of endogenous erythropoietin. Chronic kidney disease can affect approximately half of older cats. epoCat is a recombinant protein that has been specially engineered by KindredBio with a prolonged half-life compared to endogenous feline erythropoietin. The PK data suggest that the molecule may have a sufficiently long half-life to allow for once-monthly dosing.

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The pilot field effectiveness study of KIND-014 for the treatment of gastric ulcers in horses has been completed with positive results. The Company has selected a formulation for development and anticipates moving into a pivotal field study in the first quarter of 2019.

Equine gastric ulcer syndrome (EGUS) is a common condition in horses which encompasses primary and secondary erosive and ulcerative diseases of both the squamous and glandular parts of the stomach. It affects approximately half of all horses. A variety of clinical signs are associated with EGUS, including poor appetite, poor condition, colic, and behavioral issues.

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The Company has started construction on the biologics manufacturing lines in the Elwood, Kansas facility it acquired in August 2017. The facility includes approximately 180,000 square feet with clean rooms, utility, equipment, and related quality documentation suitable for small molecule and biologics manufacturing. Construction to support KindredBio’s initial production lines is expected to be completed by mid-2019.

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On June 22, 2018 KindredBio closed its public offering of 5,326,314 shares of common stock at $9.50 per share for a total offering amount of approximately $50.6 million. Net proceeds after deducting underwriting commissions and offering costs were approximately $47.4 million. The net proceeds will be used for the expansion of its commercial infrastructure in anticipation of future product approvals and launches, for expansion of its manufacturing capacity, the development of its therapeutic candidates, and for other general corporate and working capital purposes. In conjunction with the public offering, the Company terminated its At-the-Market equity offering program on June 20, 2018. Net proceeds from this program, after deducting underwriting commissions and offering costs, were approximately $1.8 million.

Second Quarter 2018 Financial Results
For the quarter ended June 30, 2018, KindredBio reported a net loss of $11.2 million or $0.39 per share, as compared to a net loss of $6.8 million or $0.29 per share for the same period in 2017. For the six months ended June 30, 2018, the net loss was $21.2 million or $0.75 per share, as compared to a net loss of $13.3 million or $0.59 per share for the same period in 2017.
Total research and development expenses for the three and six months ended June 30, 2018 were $5.8 million and $11.2 million, respectively, compared to $3.9 million and $7.6 million for the same periods in 2017. Stock-based compensation expense included in research and development expense was $0.4 million and $0.9 million for the three and six months ended June 30, 2018, as compared to $0.4 million and $0.8 million for the same periods in 2017. The year-over-year increase in research and development expenses was primarily due to higher headcount and consulting expenses as the company focuses on advancing its biologics programs, as well as increased biologics process development, batch production and testing costs, including lab supplies.

Total general and administrative expenses were $5.8 million and $10.7 million for the three and six months ended June 30, 2018, compared to $3.1 million and $5.9 million for the same periods in 2017. The across the board increase in general and administrative expenses included a mix of higher payroll and related expenses, marketing, travel and conference expenses in conjunction with pre-launch activities and the build-out of a small commercial team. In addition, higher corporate infrastructure costs and stock-based compensation expense also contributed to the increase in expenses. Stock-based compensation expense included in general and administrative expense was $1.0 million and $2.0 million for the three and six months ended June 30, 2018, as compared to $0.9 million and $1.7 million for the same periods in 2017.
As of June 30, 2018, KindredBio had $109.9 million in cash, cash equivalents and investments, compared with $82.5 million as of December 31, 2017. Net cash used in operating activities for the first six months of 2018 was approximately $19.8 million, offset by a total of $49.2 million of net cash proceeds from an underwritten public offering of its common stock and an At-the-Market equity offering program. The Company also invested approximately $2.4 million in capital expenditures for the build-out of its Elwood, Kansas manufacturing facility.
For the 2018 calendar year, the Company reiterates its previous guidance for operating expenses to be in the range of $44 million to $48 million, excluding the impact of stock-based compensation expense and the impact of acquisitions, if any. The Company is preparing for the commercial launch of Zimeta, scaling up the commercial team, and continuing to focus on the development of its core pipeline candidates and programs. Additionally, KindredBio plans to invest $14.0 to $16.0 million in capital expenditures on the construction and build-out of its Elwood, Kansas facility for its biologics programs. Revenues for Mirataz are expected to have a substantial impact on cash utilization.
Webcast and Conference Call
KindredBio will host a conference call and webcast today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 4789665. The call will be webcast live here, with a replay available at that link for 30 days.
About Kindred Biosciences
Kindred Biosciences is a commercial-stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes. KindredBio’s first approved drug is Mirataz® (mirtazapine transdermal ointment) for the management of weight loss in cats.
For more information or to download the corporate presentation, visit www.KindredBio.com/LearnMore. Stay connected with KindredBio on Facebook at www.Facebook.com/KindredBio.
Important Safety Information
Mirataz® (mirtazapine transdermal ointment) is for topical use in cats only under veterinary supervision. Do not use in cats with a known hypersensitivity to mirtazapine or any of the excipients or in cats treated with monoamine oxidase inhibitors (MAOIs). Not for human use. Keep out of reach of children. Wear gloves to apply and wash hands after. Avoid contact with treated cat for 2 hours following application. The most common adverse reactions include application site reactions, behavioral abnormalities (vocalization and hyperactivity) and vomiting. Please see the full Prescribing Information.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Russell Radefeld
KindredBio
russell.radefeld@kindredbio.com
(650) 701-7904